                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                                  RADCOM LTD.
           --------------------------------------------------------
                                (Name of Issuer)

                                   COMMON
           --------------------------------------------------------
                          (Title of Class of Securities)

                                  M81865103
           --------------------------------------------------------
                                 (CUSIP Number)

                               ROGER A. MATUSOFF,
                 7881 RANCHO MIRAGE, LAS VEGAS, NV 89113-1239
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                APRIL 17, 2000
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                              Page 1 of  3 Pages


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CUSIP No. M81865103                  13D                    Page 2 of 3 Pages

                              ROGER A. MATUSOFF
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                              WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    N/A
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                              USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                            53,800
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                                 0
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                            53,800
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                                 0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                  53,800
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                  .538%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                  IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page 3 of 3 Pages

ITEM 1.  SECURITY AND ISSUER







ITEM 2.  IDENTITY AND BACKGROUND







ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION







ITEM 4.  PURPOSE OF TRANSACTION







ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER







ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.







ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS







                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                    4/28/00
                                       ----------------------------------------
                                       (Date)
                                                 J. R. HOCHWALT
                                       ----------------------------------------
                                       (Signature)
                                                       CPA
                                       ----------------------------------------
                                       (Name/Title)